Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	chubb.com @Chubb

News Release

Chubb Estimates Maximum Net Insurance and Net Reinsurance Losses for Hurricane Maria of $220 Million Pre-Tax, or Approximately $200 Million After Tax; Net Loss Estimate for Mexican Earthquakes is $25 Million Pre-Tax, or Approximately $24 Million After Tax; Estimate for Other CAT Losses in Third Quarter Not Previously Announced is $107 Million Pre-Tax, or $86 Million After Tax

ZURICH, October 2, 2017 – Chubb Limited (NYSE: CB) announced today estimated maximum net insurance and net reinsurance losses for the third quarter of 2017 attributable to Hurricane Maria, which primarily impacted the Caribbean region including Puerto Rico, of $220 million pre-tax, or approximately $200 million after tax. The estimated maximum net loss for Hurricane Maria for the company’s commercial and personal property and casualty insurance businesses is $152 million pre-tax, or $135 million after tax, and for the company’s reinsurance businesses is $53 million pre-tax and after tax. These figures are net of reinsurance. Estimated reinstatement premiums are an additional $15 million pre-tax.

The company also reported its net loss estimates attributable to the two Mexican earthquakes, which struck the state of Chiapas on September 7 and the state of Puebla and the greater Mexico City area on September 19. Insured losses for the earthquakes are currently estimated at $25 million pre-tax, or $24 million after tax. These estimates are net of reinsurance and include reinstatement premiums.

Lastly, the company reported that all other natural catastrophe net insured losses in the third quarter, other than those previously announced for Hurricanes Harvey and Irma, are estimated at approximately $107 million pre-tax, or $86 million after tax.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson, 441-299-9283, helen.wilson@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release related to losses reflect Chubb Limited’s current preliminary views with respect to future events, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results and accounting determinations to differ from those set forth in these statements. The forward-looking statements could be affected by the number of insureds and ceding companies impacted by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company’s reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company’s filings with the Securities and Exchange Commission, among other things. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2